EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

TORO CORP.
(Name of Issuer)

TORO CORP.
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$12,375,000(1)	0.00015310	$1,894.62(2)
Fees Previously Paid
Total Transaction Valuation	$12,375,000(1)
Total Fees Due for Filing			$1,894.62 (2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$1,894.62 (2)

(1)
 Estimated for purposes of calculating the amount of the filing fee only, this amount is based upon the Registrant’s offer to purchase up to $12,375,000 in value of common shares, par value $0.001 per share. This calculation is based on the purchase of 4,500,000 shares of common stock at the maximum tender offer price of $2.75 per share.

(2)
The Amount of Filing Fee calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $153.10 for each $1,000,000 of the value of the transaction. The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.